PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

             Chief Financial Officer                                                                                                904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE SECOND QUARTER AND FISCAL YEAR 2021

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; May 13, 2021

Second Quarter Operating Results

The Company reported net income of $484,000, or $.14 per share for the quarter ended March 31, 2021, compared to a net loss of ($401,000), or ($.12) per share, in the same quarter last year. The quarter’s net income included $1,037,000, or $.31 per share, from gains on real estate sales net of income taxes.

Total revenues for the quarter were $19,728,000, down $3,799,000 from the same quarter last year primarily resulting from the downsizing of one customer account ($1,488,000) and the closure of our Wilmington terminal in April, 2020 ($685,000). The remainder of the revenue variance is primarily attributable to a smaller driver force. Transportation revenues (excluding fuel surcharges) were $18,224,000, down $3,336,000 or 15%. Revenue miles were down 1,417,000, or 19%, over the same quarter last year. Transportation revenue per mile was up $.13, or 4.5%, due to an improved business mix and rate increases. Fuel surcharge revenue was $1,504,000, down $463,000 from the same quarter last year.

Compensation and benefits decreased $1,694,000, mainly due to lower company miles, as well as the elimination of minimum driver pay expense and reductions in non-driver support positions. Gross fuel expense decreased $482,000 as a result of lower company miles. Repairs and tire expense decreased $235,000 due to lower miles this quarter. Insurance and losses decreased $626,000, primarily from lower health care. Depreciation expense was down $168,000 in the quarter as we continue to reduce our fleet size to meet our business levels. SG&A expense was lower by $468,000 resulting from permanent cost reductions. Corporate expense was lower by $125,000 due mainly to lower director stock compensation expense of $116,000, a one-time expense that occurs in the 2nd quarter each year. Gain on sale of land was $1,431,000 due to the sale of our former terminal location in Pensacola, FL. Loss on disposition of assets was $113,000 versus a gain of $328,000 in the same quarter last year due to a single tractor rollover accident requiring the buyout of a leased tractor. During the quarter, we experienced an unfortunate single tractor rollover accident which negatively impacted the quarter by $466,500 through a combination of charges to the Insurance and losses line as well as the loss on disposition of assets. We do not anticipate any further material expenses from this accident.

As a result, operating profit this quarter was $671,000 compared to an operating loss of ($588,000) in the same quarter last year. Excluding the gain on sale of land and the negative impacts of the rollover accident, operating loss was ($293,500). Operating ratio was 96.6 this quarter versus 102.5 the same quarter last year.

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First Six Months Operating Results for Fiscal year 2021

The Company reported net income of $262,000, or $.08 per share, compared to a net loss of ($865,000), or ($.26) per share, in the same period last year. The first six months’ net income included $1,037,000, or $.31 per share, from gains on real estate sales net of income taxes.

Total revenues for the period were $39,956,000, down $8,380,000 from the same period last year, of which $3,175,000 resulted from the downsizing of one customer account and $1,352,000 from the closure of our Wilmington terminal in April, 2020. The remainder of the revenue variance was primarily attributable to the declining driver count and the impacts of COVID-19 prior to demand spiking in mid-February as the Country started to reopen. Transportation revenues (excluding fuel surcharges) were $37,441,000, down $6,718,000 or 15%. Revenue miles were down 2,927,000 miles, or 19%, over the same period last year. Transportation revenue per mile was up $.14, or 4.9%, due to an improved business mix and rate increases. Fuel surcharge revenue was $2,515,000, down $1,662,000 from the same period last year.

Compensation and benefits decreased $3,641,000, mainly due to lower company miles, as well as the elimination of minimum driver pay expense and reductions in non-driver support positions. Gross fuel expense decreased $1,847,000 as a result of lower company miles and a lower cost per gallon. Repairs and tire expense decreased $605,000 due to lower miles this quarter. Insurance and losses decreased $1,273,000, primarily from lower health care claims and workers’ compensation expense somewhat offset by the single tractor rollover accident and several product mixes. Depreciation expense was down $373,000 as we continue to reduce our fleet size to meet our business levels. SG&A expense was lower by $813,000 resulting from permanent cost reductions. Corporate expenses were down $261,000 due mainly to lower compensation expense. Gain on sale of land was $1,431,000 due to the sale of our former terminal location in Pensacola, FL. Loss on disposition of assets was $199,000 primarily due to the write off of the equipment involved in the single tractor rollover accident versus a gain of $450,000 in the same period last year.

As a result, operating income was $370,000 compared to an operating loss of ($1,312,000) in the same period last year. Excluding the gain on sale of land and the negative impacts of the rollover accident, operating loss was ($594,500). Operating ratio was 99.1 in the first six months versus 102.7 the same period last year.

Summary and Outlook

While most of the revenue declines this quarter were anticipated due to the known business reductions with a single customer, there was a portion that was not as we continued to struggle with a declining driver count due primarily to high driver turnover and a tightening hiring market. We ended the quarter down ~25 drivers from where we started the quarter. In addition, Florida and Georgia began reopening quickly starting in the middle of February and we have experienced an intense level of customer demand ever since. We have put a lot of emphasis on turnover and finding ways to improve over the past several quarters.  However, due to the intensity in the marketplace today, both in demand for our services and the race to hire drivers across the entire transportation industry, we determined it was imperative to implement a material increase on overall driver pay across all segments of our business. During the month of April, we increased several aspects of our compensation package to reward and retain our

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existing drivers for their continued efforts and to entice new drivers to apply and remain as long-term employees. If we are successful, it will allow us to grow back our driver force to meet the extremely high demand in the marketplace and improve our profitability. We do expect our customers to assist in offsetting these added costs and are working closely with them to form a stronger strategic alliance with higher rates and longer term contracts.

Our balance sheet remains solid with $9.4 million of cash and cash equivalents as of March 31, 2021, and no outstanding debt. We do not anticipate replacing any equipment until the first quarter of fiscal year 2022 putting our current planned capital expenditures at ~$1,000,000 for fiscal year 2021 and then returning to a more normalized capex spend in FY 2022. The Tampa property remains under contract in the 120-150 day “free look” Inspection Period with an outside closing date of September 19, 2021 at a sales price of $9,500,000.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have some impact on demand for oil and petroleum products in certain markets but, mainly due to the rollout of the vaccine, that impact was far less in this quarter than had been experienced since the beginning of the pandemic. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities.

Conference Call

The Company will host a conference call on May 13, 2021 at 3:00 PM (EST). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-877-407-0778 domestic or international at 1-201-689-8565. Computer audio live streaming is available via the Internet through the Company’s website at www.patriottrans.com at the Investor Relations tab or https://www.webcaster4.com/Webcast/Page/2058/41212. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 41212. An audio archive can be accessed through the Company’s website at www.patriottrans.com on the Investor Relations tab or at https://www.webcaster4.com/Webcast/Page/2058/41212.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	MARCH 31,		MARCH 31,
	2021	2020	2021	2020
Revenues:
Transportation revenues	$18,224	21,560	$37,441	44,159
Fuel surcharges	1,504	1,967	2,515	4,177
Total revenues	19,728	23,527	39,956	48,336

Cost of operations:
Compensation and benefits	8,687	10,381	17,738	21,379
Fuel expenses	2,464	2,946	4,562	6,409
Repairs & tires	1,336	1,571	2,717	3,322
Other operating	755	975	1,568	1,931
Insurance and losses	1,929	2,555	4,051	5,324
Depreciation expense	1,671	1,839	3,416	3,789
Rents, tags & utilities	703	753	1,399	1,503
Sales, general & administrative	2,141	2,609	4,277	5,090
Corporate expenses	689	814	1,090	1,351
Gain on sale of land	(1,431)	—	(1,431)	—
Loss (gain) on disposition of PP&E	113	(328)	199	(450)
Total cost of operations	19,057	24,115	39,586	49,648

Total operating profit (loss)	671	(588)	370	(1,312)

Interest income and other	1	42	3	127
Interest expense	(7)	(7)	(15)	(15)

Income (loss) before income taxes	665	(553)	358	(1,200)
Provision for (benefit from) income taxes	181	(152)	96	(335)

Net income (Loss)	$484	(401)	$262	(865)

Reclassification adjust for net investment gains realized in net income	—	—	—	(5)

Comprehensive income (loss)	$484	(401)	$262	(870)

Earnings per common share:
Net Income (loss) -
Basic	$0.14	(0.12)	0.08	(0.26)
Diluted	$0.14	(0.12)	0.08	(0.26)

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,393	3,354	3,385	3,352
-diluted earnings per common share	3,394	3,354	3,390	3,352

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	March 31,	September 30,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$9,396	15,962
Accounts receivable (net of allowance for
doubtful accounts of $76 and $87, respectively)	4,941	5,005
Inventory of parts and supplies	935	903
Prepaid tires on equipment	1,344	1,414
Prepaid taxes and licenses	261	522
Prepaid insurance	1,971	2,444
Prepaid expenses, other	328	291
Total current assets	19,176	26,541

Property and equipment, at cost	80,819	83,204
Less accumulated depreciation	54,053	52,805
Net property and equipment	26,766	30,399

Operating lease right-of-use assets	2,444	2,964
Goodwill	3,637	3,637
Intangible assets, net	857	957
Other assets, net	164	171
Total assets	$53,044	64,669

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,064	2,679
Federal and state taxes payable	730	284
Accrued payroll and benefits	2,745	3,156
Accrued insurance	1,042	1,210
Accrued liabilities, other	1,508	1,281
Operating lease labilities, current portion	1,065	1,065
Total current liabilities	9,154	9,675

Operating lease liabilities, less current portion	1,525	2,073
Deferred income taxes	4,069	5,087
Accrued insurance	1,886	1,886
Other liabilities	891	900
Total liabilities	17,525	19,621
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized,
of which 250,000 shares are designated Series A
Junior Participating Preferred Stock; $0.01 par
value; none issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares
authorized; 3,402,146 and 3,377,279 shares issued
and outstanding, respectively)	340	338
Capital in excess of par value	39,009	38,670
Retained earnings	(3,935)	5,935
Accumulated other comprehensive income, net	105	105
Total shareholders’ equity	35,519	45,048
Total liabilities and shareholders’ equity	$53,044	64,669